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                                                                    Exhibit 99.1
                                                                    ------------


CALGENE-----------------------------------NEWS RELEASE

                                                       CONTACT: Carolyn Hayworth
                                                                CALGENE, INC.
                                                                916/753-6313

                                                       NASDAQ:  CGNE

MONSANTO TO ACQUIRE 49.9% EQUITY STAKE IN CALGENE
- --Companies Will Combine Their Fresh Produce Businesses and Technology

Davis, CA(June 28, 1995)-Monsanto Company and Calgene, Inc. today announced the signing of a letter of intent for a transaction whereby Monsanto will contribute to Calgene cash, intellectual property relating to certain fresh produce and plant oils research and development, and its current equity interest and options in Gargiulo L.P. and Gargiulo G.P., the largest U.S. fresh tomato packer and shipper organization. In exchange Calgene will issue shares of its common stock representing a 49.9% equity interest in Calgene. Coincident with the signing of the letter of intent, Monsanto agreed to advance $10 million to Calgene in exchange for a convertible note.

"Calgene and Monsanto have both been pioneers in the development of plant biotechnology products," stated Roger Salquist, Chairman and CEO of Calgene. "The combination of our respective businesses and proprietary technology assets in fresh produce and specialty plant oils will create a leading food and agribusiness enterprise," he added.

"The combination of Monsanto's successful development of agronomic traits, such as Roundup herbicide tolerance and insect control, with Calgene's innovative research in plant oils and produce quality will create a dynamic partnership," said Hendrik Verfaillie, Vice President of Monsanto. "Gargiulo's leadership in fresh produce growing and shipping will further enhance delivery of high quality products to consumers."

Under the terms of the proposed transaction, Monsanto will at the closing make an equity contribution of $30 million (including the initial $10 million advance) to Calgene and will make available long-term credit facilities for the general business needs of Calgene and Gargiulo.








                              Page 5 of 36 Pages
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Following approval of the agreement by Calgene shareholders and the expected closing of the transaction in the fourth quarter of 1995, the nine-member Calgene board will include four Monsanto designees and the current CEO and COO of Calgene. Until September 30, 1998, there are various restrictions on Monsanto's ability to increase its equity interest in Calgene. If and when Monsanto's equity interest exceeds specified thresholds, it is entitled to designate two additional directors of Calgene.

The proposed transaction is subject to the negotiation and execution of definitive agreements, as well as customary closing conditions such as the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and approval by the shareholders of Calgene. It is expected that the transaction will close in late 1995.

Calgene also announced that it presently expects to report a loss of $1.00-1.05 per share on revenues of $55-58 million for the fiscal year ending June 30, 1995 compared to a loss of $1.71 per share on revenues of $39.4 million for the prior fiscal year. Calgene also announced that it may, prior to the closing of proposed Monsanto transaction, raise approximately $10 million through a private equity placement.

Calgene is an agricultural biotechnology company that is developing improved varieties of plants and plant products for the fresh tomato, cotton seed and industrial and edible plant oils markets.

Additional information from Monsanto can be obtained from Lori Fisher, Monsanto Co., 314/694-8535.

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